EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Minerals Technologies Inc.:

          We consent to the incorporation by reference in the registration statements (Nos. 33-59080, 33-65268, 33-96558, and 333-52739) on Form S-8 of Minerals Technologies Inc. of our report dated January 22, 2004 (July 28, 2004 as to Note 2) with respect to the consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of income, shareholders' equity, and cash flows for the three years in the three-year period December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K/A of Minerals Technologies Inc.

          Our report refers to the adoption in 2003 of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" and the adoption in 2002 of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

          Our report also indicates that the Company has restated the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2003.

KPMG LLP

New York, New York
August 4, 2004